Exhibit 10.3

BORLAND SOFTWARE CORPORATION

INCENTIVE COMPENSATION PLAN FOR CHIEF EXECUTIVE OFFICER

I.	PURPOSE OF THE PLAN

           This Incentive Compensation Plan is intended to promote the interests of Borland Software Corporation, a Delaware corporation (the “Corporation”), by providing the Corporation’s Chief Executive Officer with the opportunity to participate in a cash bonus program tied to the attainment of corporate performance objectives which will provide him with a meaningful incentive to remain in the Corporation’s employ and contribute to the Corporation’s financial success.

II.	DEFINITIONS

Actual Bonus shall mean the bonus actually earned by the Chief Executive Officer for the Year in question.

           Base Salary shall mean the annual rate of base salary in effect for the Chief Executive Officer at the start of each Year in which he participates in the Plan, including any adjustment to his Base Salary during the course of that Year which is made retroactive to the start date of such Year; provided, however, for the 2003 Year, the Base Salary shall be equal to the Base Salary effective as of July 1, 2003. Base Salary shall be calculated before deduction of (i) any income or employment tax withholdings, (ii) any contributions made by the Chief Executive Officer to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit plan now or hereafter established by the Corporation, (iii) any contributions made by the Chief Executive Officer to the Corporation’s Employee Stock Purchase Plan or (iv) any deferral of such Base Salary to a later Year pursuant to the Chief Executive Officer’s election under any deferred compensation plan or program in which he now or hereafter participates. Base Salary which is deferred to a later Year shall not be taken into account in the Year in which such deferred amount is actually paid. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments, including cash bonuses received under this Plan, (ii) the matching contributions or deferred profit-sharing contributions made by the Corporation under any Code Section 401(a) or 401(k) plan now or hereafter established, (iii) any and all other contributions (other than Internal Revenue Code Section 401(k) or Section 125 contributions or any contributions to the Corporation’s Employee Stock Purchase Plan) made on the Participant’s behalf by the Corporation under any employee benefit or welfare plan now or hereafter established and (iv) any earnings or other investment return credited to any deferred compensation account now or hereafter maintained for the Chief Executive Officer.

Board shall mean the Corporation’s Board of Directors.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

           Corporate Performance Objectives shall mean the financial or other performance milestones the Corporation must attain as a condition to the Chief Executive Officer’s entitlement to all or a portion of his Target Bonus for the applicable Year.

           Disability shall mean the inability of the Chief Executive Officer to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or expected to continue for a period of twelve (12) consecutive months or more.

           Earn-Out Date shall mean the last business day of each Year and shall be the date on which the Chief Executive Officer’s entitlement (if any) to a payout of his Actual Bonus for that Year shall first accrue.

Operating Income shall mean the Corporation’s pro-forma operating income from operations for each Year the Plan remains in effect as published in the Corporation’s Annual Report on Form 10K.

Plan shall mean this Borland Software Corporation Incentive Compensation Plan for the Chief Executive Officer, as amended from time to time.

Plan Administrator shall mean the Compensation Committee of the Board in its capacity as administrator of the Plan.

Revenue shall mean the Corporation’s total revenues as published in the Corporation’s Annual Report on Form 10K.

           Target Bonus shall mean the bonus opportunity provided the Chief Executive Officer for each Year the Plan remains in effect. The Target Bonus shall be stated in terms of a specific percentage of the Chief Executive Officer’s Base Salary and shall be earned for each Year of participation in the Plan on the basis of the Corporation’s achievement of the Corporation Performance Objectives established for that Year.

Year shall mean each fiscal year of the Corporation for which the Plan remains in effect.

III.	ADMINISTRATION OF THE PLAN

           The Compensation Committee as Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper plan administration and to make such determinations under, and issue such interpretations of, the Plan as it may deem advisable. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in the Plan.

IV.	DETERMINATION OF TARGET BONUS

A.   The annual Target Bonus for the Chief Executive Officer shall be tied to the Corporation’s attainment of the Operating Income and Revenue objectives established as the Corporate Performance Objectives for that Year based upon the Board-approved business plan for such Year. The actual Corporate Performance Objectives shall be established by the Plan Administrator within forty-five (45) days after the start of the Year (within 45 days of Board approval for the 2003 Year). However, the Plan Administrator shall have the discretionary authority to adjust one or more of the established Corporate Performance Objectives during the course of the Year should the Plan Administrator determine, in its sole discretion, that extraordinary or unexpected events require such adjustments in order to maintain the objectives and purposes of the Plan.

B.   The Target Bonus for the Year shall be divided into two components: one tied to the Operating Income goals established for the Year, and the other tied to the Revenue objectives for such Year. The percentage of the Target Bonus allocated to each component shall be determined by the Plan Administrator within forty-five (45) days after the start of the Year in question (within 45 days of Board approval for the 2003 Year).

C.   The Plan Administrator shall also, within forty-five (45) days after the start of each Year (within 45 days of Board approval for the 2003 Year), set the Target Bonus for that Year at a percentage of the Chief Executive Officer’s Base Salary for such Year. The percentage may range from a low of fifty percent (50%) to a high of one hundred percent (100%). However, the dollar amount of the Actual Bonus payable to the Chief Executive Officer may be equal to or higher or lower than the percentage of Base Salary set as his Target Bonus for the Year and shall be dependent upon the Corporation’s success in attaining the Operating Income and Revenue components of the Target Bonus for that Year.

V.	DETERMINATION OF ACTUAL BONUS

A.   The Plan Administrator shall determine within the first forty-five (45) days after the start of the Year (within 45 days of Board approval for the 2003 Year), (i) the algorithm for measuring the attainment of the Operating Income goals and Revenue goals for the Year, (ii) the minimum percentage of each of the Operating Income and Revenue components for the Year which must be attained in order for the Chief Executive Officer to earn an Actual Bonus for such Year, and (iii) the maximum percentage attainment of each of the Operating Income and Revenue components for the Year which will be taken into account for the purposes of determining the Chief Executive Officer’s Actual Bonus for that Year. In the event the actual Revenue or Operating Income results for the Year are between the goals established by the Plan Administrator, then the percentage of the Target Bonus to be paid out as the Actual Bonus for that Year will be calculated on a linear basis between the relevant goals.

B. In the event the Corporation does not meet the minimum Operating Income goal for the Year, then no part of the Target Bonus, whether the Operating Income or Revenue component, will be paid.

C. In no event may the Actual Bonus for any Year exceed two hundred percent (200%) of the Base Salary in effect for the Chief Executive Officer for that Year.

VI.	ELIGIBILITY FOR ACTUAL BONUS AND PAYOUT

A.   The Chief Executive Officer shall not earn or otherwise become entitled to any Actual Bonus for a particular Year unless he continues in the Corporation’s employ through the Earn-Out Date for that Year. However, should the Chief Executive Officer cease employee status before the Earn-Out Date in a particular Year by reason of death or Disability, then the Actual Bonus he would have otherwise earned for that Year based on the actual percentage attainment of the Corporate Performance Goals for that Year shall be prorated, and he (or his estate) shall accordingly receive a dollar amount equal to such Actual Bonus multiplied by a fraction, the number of which is the number of days in that Year which elapse prior to the date of the Chief Executive Officer’s death or Disability and the denominator of which is 365.

B.   Payment of the Actual Bonus shall be made within the later of: ninety (90) days after the close of the Year for which that Actual Bonus is earned or fifteen (15) days following the filing of the Corporation’s Annual Report on Form 10K for the particular Year.

C.   Payment of the Actual Bonus shall be subject to the collection by the Corporation of all applicable federal, state and local income and employment taxes, and the Chief Executive Officer shall only be paid the amount which remains after the collection of those taxes.

VII.	PLAN DURATION AND AMENDMENT

           The Plan shall be in effect as of July 1, 2003 and for each subsequent fiscal year of the Corporation until the Plan Administrator by appropriate resolution terminates the Plan. No rights to receive an Actual Bonus for a particular Year for which the Plan is outstanding shall accrue until the Earn-Out Date for that Year. Accordingly, the Plan Administrator, in its sole discretion, may amend or terminate the Plan at any time prior to the Earn-Out Date in effect for a particular Year, and any such amendment or termination shall be applicable for that Year and for each subsequent Year.

VIII.	NON-TRANSFERABILITY

           The right to receive an Actual Bonus under the Plan may not be transferred, assigned, pledged or encumbered. Should the Chief Executive Officer die before receipt of any Actual Bonus to which he becomes entitled under the Plan, then that bonus shall be paid to his estate.

IX.	OTHER INCENTIVE PLANS

           The Plan shall, effective with the 2003 Year, replace all other existing cash incentive or bonus plans for the Chief Executive Officer. Accordingly, as a condition to the participation of Mr. Dale L. Fuller in the Plan in his capacity as the Chief Executive Officer, he must execute and deliver to the Corporation a modification to his existing Employment Agreement with the Corporation dated as of January 1, 2001 in which he agrees that his entitlement to incentive compensation each Year shall be governed solely by the terms of the Plan and that he shall no longer have any right to receive any other incentive compensation pursuant to the bonus provisions of such Employment Agreement.

X.	NO EMPLOYMENT RIGHTS

           Nothing in the Plan shall confer upon the Chief Executive Officer any right to continue in the Corporation’s employ for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or of the Chief Executive Officer, which rights are hereby expressly reserved by each, to terminate the Chief Executive Officer’s employment at any time for any reason, with or without cause.

XI.	GOVERNING LAW

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California without resort to that State’s conflict-of-laws rules.

IN WITNESS WHEREOF, Borland Software Corporation has caused this instrument to be executed on by its behalf by it duly-authorized officer as of the ____ day of _________, 2003.

BORLAND SOFTWARE CORPORATION

By: __________________________________

Title: _________________________________